Exhibit 23.1

Consent of Independent Public Accountants

The Board of Directors

TenFold Corporation:

We consent to incorporation by reference in the registration statement No. 333-79053 on Form S-8 of TenFold Corporation and in the registration statement No. 333-55910 on form S-8 of TenFold Corporation, of our report dated February 28, 2005, relating to the consolidated balance sheet of TenFold Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2004, 2003 and 2002, and related schedule, which report appears in the December 31, 2004, annual report on Form 10-K of TenFold Corporation.

/s/ Tanner+Co.

Salt Lake City, Utah

February 28, 2005